Exhibit 9.1

VOTING TRUST AGREEMENT
(MGP INGREDIENTS, INC. VOTING TRUST)

VOTING TRUST AGREEMENT (the “Agreement”) made and entered into this 16th day of November, 2005, by and between Cloud L. Cray, Jr., Richard B. Cray and Laidacker M. Seaberg, as trustees of the Cray Family Trust U/T/A dated April 4, 1975, as amended by a First Amendment dated November 13, 1980 (the “Family Trust”), as depositors (the “Depositors”), and Cloud L. Cray, Jr., Richard B. Cray and Laidacker M. Seaberg, as trustees of this Agreement (each a “Trustee” and collectively the “Trustees”).  The voting trust created under the terms and conditions of this Agreement shall be known as the “MGP Ingredients, Inc. Voting Trust”.

Recitals:

A.            The Family Trust holds 333 shares (the “Shares”) of Preferred Stock, par value $10.00 per share, of MGP Ingredients, Inc. (f/k/a Midwest Grain Products, Inc. and Midwest Solvents Company, Inc., a Kansas corporation)  (the “Company”).  The Depositors are the trustees of the Family Trust, and Cloud L. Cray, Jr. and Richard B. Cray are also Trustors of the Family Trust, each in such capacity as Trustor having the power of appointment with respect to 1/3 of the assets of the Family Trust, totaling in the aggregate 2/3 of the assets of the Family Trust.   The sole vested beneficiary of the remaining 1/3 of the assets has consented to the execution of this Agreement by the Depositors and the deposit of the Shares held by the Family Trust in the voting trust hereunder.

B.            The Depositors deem it to be to the advantage of the Trustors and the Family Trust and in the best interests of the Company to establish arrangements to provide for the continuity and stability of Company policies and prudent and competent management of the Company’s business during the intended term of the Family Trust.

C.            The Depositors, as trustees of the Family Trust, are empowered to retain in trust any property in the form received by them, including property which may be received in exchange or substitution by reason of a voting trust.

D.            The Trustees have consented to act as Trustees of the voting trust under this Agreement.

IT IS THEREFORE AGREED BY THE PARTIES HERETO AS FOLLOWS:

ARTICLE I
DEPOSIT OF SHARES AND ISSUANCE OF
VOTING TRUST CERTIFICATES

Section 1.1.           Deposit of Shares.  On behalf of the Family Trust, the Depositors deposit with the Trustees, simultaneously with the execution of this Agreement, certificates representing the Shares.  The Trustees covenant and agree that they will receive and will hold the Shares, and all additional stock of the Company as may be transferred to them as provided in this Agreement, in trust to be held, used, transferred and disposed of for the uses and purposes and upon the terms and conditions set forth in this Agreement.  At the time of deposit of said stock certificates with the Trustees, the Depositors shall transfer to the Trustees, by proper endorsement, the Family Trust’s full legal title to all of the deposited Shares and the Trustees shall have and be vested with all of the rights and powers of the owner and holder of those Shares, with full rights and powers of the owner of whatever nature necessary to enable the Trustees to exercise the powers granted to the Trustees under this Agreement.

Section 1.2.           Issuance of Trust Certificates.  The Trustees shall issue to the Depositors Voting Trust Certificates (“Trust Certificates”) for the Shares transferred by them to the Trustees in substantially the form hereto annexed and marked as Exhibit A.  All stock certificates representing the Shares transferred and delivered to the Trustees pursuant to this Agreement shall be surrendered by the Trustees to the Company and the Company shall issue new certificates therefor in the names of the Trustees.  Each certificate issued to the Trustees shall state that it is issued pursuant to this Voting Trust Agreement, a copy of which shall be on file both at the Company’s registered office and with the Trustees.

Section 1.3.           Transfers.  The Trust Certificates issued pursuant to Section 1.2 shall be transferable only on the books of the Trustees under such regulations as the Trustees may make, and the Trustees may at all times and for all purposes treat the registered owner (each a “Beneficiary” and collectively the “Beneficiaries”) of each outstanding Trust Certificate as the sole owner thereof.  If the shares of stock of the Company transferred to the Trustees by the Depositors are subject to share transfer restrictions or a buy-out agreement, or both, then these restrictions and buy-out rights and obligations shall be fully applicable to the Trust Certificates issued pursuant to this Agreement; and for this purpose each Beneficiary shall be considered as if the Beneficiary were a shareholder holding shares of stock equal to the number of shares transferred to the Trustees, as shown on the Trust Certificate issued to the Beneficiary.

Section 1.4.           Replacement Trust Certificates.  If any Trust Certificate becomes mutilated, destroyed, stolen or lost, the Trustees shall issue a duplicate Trust Certificate, which shall be so marked, and the Trustees may, as a condition precedent to issuing the duplicate Trust Certificate, require the applicant to furnish satisfactory evidence of that mutilation, destruction, theft or loss, together with reasonable indemnity satisfactory to the Trustees.

ARTICLE II
DISTRIBUTIONS, REDEMPTION, SALE, LIQUIDATION, AND
REORGANIZATION

Section 2.1.           Distributions.

(a)           Prior to the termination of this Agreement, the holder of each Trust Certificate shall be entitled to receive payments equal to the cash dividends, if any, received by the Trustees upon a like number and class of shares of stock of the Company as is called for by each Trust Certificate.

(b)           If any dividend in respect of the stock deposited with the Trustees is paid, in whole or in part, in voting stock of the Company, the Trustees shall likewise hold, subject to the terms of this Agreement, the certificates for stock which are received by the Trustees on account of that dividend, and the holder of each Trust Certificate representing stock on which the stock dividend has been paid shall be entitled to receive a Trust Certificate issued under this Agreement for the number of shares and class of stock received as such dividend.

(c)           If the Trustees  receive any monies (other than cash dividends) or any property (other than stock of the Company or any subsidiary of the Company or any other instrument  granting voting rights) which constitute a distribution by the Company to its stockholders, the Trustees shall distribute such money or property to the holders of Trust Certificates representing the shares on account of which such money or property was distributed, less any reasonable expenses incurred in the administration of the Trust.

(d)           The Trustees in their discretion may direct the Company to pay directly to the Beneficiaries, as their interests may appear, any dividend or distribution payable by the Company to the Trustees in cash or other property, excluding, however, dividends or distributions in the form of shares of Company stock, or the stock of any subsidiary of the Company, or any other instrument granting voting rights.  The Company shall be entitled to rely upon any such direction and shall comply therewith, if made in writing, signed by a majority of the Trustees and delivered to the Secretary of the Company, until and unless such direction is revoked by the Trustees in the same manner.

Section 2.2.           Record Dates.  If any dividend or distribution in respect of the stock deposited with the Trustees is paid, then the holders of the Trust Certificates registered as such at the close of business on the day fixed by the Company, or, if not fixed by the Company, on the date fixed in accordance with law, as the record date to determine the holders of its stock entitled to receive that dividend or distribution shall be the persons entitled to receive the distribution to the Beneficiaries under Section 2.1 with respect to the dividend or distribution.  If no record date is fixed by the Company or by law, the holders of the Trust Certificates registered as such at the close of business on the date such dividend or distribution is received by the Trustees shall be the persons entitled to receive the distribution to the Beneficiaries under Section 2.1 with respect to the dividend or distribution.  The distribution shall be made to those holders of voting trust certificates ratably, in accordance with the number of shares represented by their respective Trust Certificates.

Section 2.3.           Redemption; Sale  If the shares represented by a Trust Certificate are redeemed by the Company or sold by the Trustees, the proceeds from this redemption or sale, less any reasonable expenses incurred in the administration of the trust,  shall be distributed to the registered Beneficiary of the Trust Certificate in question on the date of such redemption or sale upon surrender of the Trust Certificate duly endorsed to the Trustees.

Section 2.4.           Dissolution.  In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Trustees shall receive the monies, securities, rights, or property to which the holders of the capital stock of the Company deposited hereunder are entitled, and, after any reasonable expenses incurred in the administration of the trust have been paid or provided for, shall distribute the same among the Beneficiaries in proportion to their interests, as shown by the books of the Trustees, as of the date determined in accordance with Section 2.2.

Section 2.5.           Merger; Successor Company.  In case the Company is merged into or consolidated with another corporation or business entity, or all or substantially all of the assets of the Company are transferred to another corporation or business entity, then, in connection with that transfer, the term “Company” for all purposes of this Agreement shall be taken to include that successor corporation or business entity, and the Trustees shall receive and hold under this Agreement any stock of the successor corporation or business entity received on account of the ownership, as Trustees hereunder, of the stock held hereunder prior to the merger, consolidation or transfer.  Trust Certificates issued and outstanding under this Agreement at the time of the merger, consolidation or transfer may remain outstanding, or the Trustees may substitute for the outstanding Trust Certificates new Trust Certificates in appropriate form.  The terms “stock” and “capital stock” as used in this Agreement include any stock or other voting interests which may be received by the Trustees in lieu of all or any part of the capital stock of the Company.  Any property other than voting stock or voting interests received by the Trustees as part of the transaction will be distributed in accordance with the provisions of Sections 2.2 through 2.4.

ARTICLE III
POWERS AND OBLIGATIONS OF THE TRUSTEES;
PASS-THROUGH VOTING RIGHTS

Section 3.1.           Power of Trustees.  Except as otherwise provided in this Agreement, the Trustees shall be vested with all of the rights, powers and privileges of every kind and character of an owner in respect to the stock held under this Agreement, including the rights to vote this stock, either in person or by proxy, for every purpose.  Without limiting the generality of the foregoing, the Trustees shall be irrevocably authorized and empowered in the Trustees’ discretion to exercise the following powers with respect to the stock held under this Agreement:

(a)           To vote or fail to vote for the election of directors and for any act or purpose, any and all of the stock having voting rights, or to consent or fail to consent to any act or proposal, including any act, purpose or proposal to do any of the following:

(i)           to increase, reduce, issue, reclassify or change any stock or other securities of the Company;

(ii)          to waive any preemptive rights, if any, of the stockholders or Beneficiaries to subscribe to additional securities of the Company;

(iii)         to sell, mortgage, hypothecate or lease all or any part of the assets of the Company or its subsidiaries;

(iv)        to authorize the merger or consolidation of the Company or any subsidiary into or with other entities, or to dissolve, reorganize or recapitalize the Company or any subsidiary; and

(v)         to authorize, ratify or approve any other corporate act or other act (or non-action) of any nature whatsoever as fully as if the Trustees were the absolute owners of the securities held under this Agreement.

(b)           To give proxies or other instruments of authority with full  power of substitution and revocation, to vote or consent with respect to any or all of the securities held under this Agreement in any manner, on any matter, and for any purpose.

(c)           To receive dividends or distributions on all securities held under this Agreement.

(d)           To exchange securities held under this Agreement, in whole or in part, for other securities, upon such terms as the Trustees in their sole discretion may deem advisable, including the surrender and exchange of securities in a merger, consolidation, reorganization or recapitalization, or the sale or exchange of all or part of the assets of the Company for securities of  another entity.  All securities received in any such exchange shall be held by the Trustees in lieu of the securities theretofore held under this Agreement.

(e)           To sell all or any part of the securities held under this Agreement for the consideration and upon the terms as the Trustees in their sole discretion may deem advisable.

(f)            To prepare, execute, verify and file in the name of, and on behalf of, any Beneficiary any tax form, return, amended return, declaration of estimated tax, amended declaration of estimated tax, report, protest, application for correction of assessed valuation of real or other property, appeal, brief, claim for refund, or petition, including any petition to the United States Tax Court or any other judicial or administrative tribunal, in connection with any tax imposed or purported to be imposed by any government, or claimed, levied or assessed by any government, and to pay any such tax and to obtain any extension of time for any of the foregoing.

(g)           To perform any and all acts necessary and appropriate in connection with the organization and operation of the voting trust.

(h)           To participate in, to intervene in, to become a party to or to defend any actions of any character, suits or legal proceedings relating to or affecting this Agreement, or the securities held under this Agreement or the rights of the parties to this Agreement.

Section 3.2.           Trustees Acting in Other Capacities.  A Trustee, individually or otherwise, may hold stock of the Company or Trust Certificates issued to the Trustee pursuant to this Agreement and, individually or as a Trustee, may vote for himself as a director and officer of the Company and participate in fixing the amount of compensation therefor or as an employee of the Company.  A Trustee, or any firm of which a Trustee is an employee, owner, director or agent, may contract with the Company or any of the Trustees or be or become pecuniarily interested in any matter or transaction to which the Company or any of the Trustees may be a party, as fully as though that person were not a Trustee hereunder.

Section 3.3.           Compensation and Expenses.  The Trustees shall serve without compensation.  The Trustees shall have the right to incur and pay reasonable expenses and charges, and to employ and pay the agents, attorneys and counsel that the Trustees may deem necessary and proper for carrying this Agreement into effect.  Any expenses or charges incurred by and due to the Trustees may be deducted from the dividends or other monies or property received by the Trustees on the stock deposited hereunder or, if there are no such cash dividends, then from the proceeds of any sale or pledge of the securities held under this Agreement.

Section 3.4.           Duty to Beneficiaries of Trust.  The Trustees shall hold the stock held under this Agreement for the benefit of the Beneficiaries, and their successors in interest, subject to the terms and conditions of this Agreement.

Section 3.5.           Duty to Vote Shares.  It shall be the duty of the Trustees, and they shall have full power and authority, and they are hereby fully empowered and authorized, to vote the stock of the Company held under this Agreement, as in the judgment of the Trustees or of any majority of them may be for the best interests of the Beneficiaries while taking account of the interest of the Company as set forth in Section 3.6, at all meetings of the shareholders of the Company, in the election of Directors, and upon any and all matters and questions which may be brought before such meetings, as fully as any shareholder might do if personally present.

Section 3.6.           Duty to Exercise Judgment in Interest of Company.  The Trustees agree to exercise their reasonable judgment in the interest of the Company to assure proper, stable, and continuous management of the affairs of the Company, but the Trustees as such are not responsible for the acts of the directors and officers of the Company whether or not taken pursuant to the vote or consent of the Trustees or ratified afterward by the Trustees.  The Trustees may, in their discretion, notice and call a meeting of all Beneficiaries to obtain instructions from the Beneficiaries with respect to voting of stock of the Company held under this Agreement on any particular question.  However, the Trustees shall not be bound to vote such stock in accordance with the vote or instructions of the Beneficiaries.  The decisions of the Trustees in the good faith exercise of their judgment and discretion shall be binding on all interested parties and Beneficiaries.

Section 3.7.           Holding of Shares.   It is the intention of the Depositors and the direction of the Depositors that the Trustees hold the Shares or other stock of the Company deposited hereunder until the termination of this voting trust, at which time the Shares and any other stock of the Company deposited hereunder shall be distributed as provided in Section 5.4.  Notwithstanding such intention and direction, however, if at any time a majority of the Trustees deem it to be in the best interests of the intent of the

Depositors in establishing this voting trust to transfer by sale or exchange all or part of such Shares or other stock, then such majority decision shall control and the Trustees of this voting trust may make such transfer.

Section 3.8.           Exculpation.    The Trustees shall exercise their reasonable judgment in the performance of their duties and the exercise of their powers, all in the best interests of the Beneficiaries, while taking account of the interests of the Company, as set forth in Section 3.6.  No Trustee shall be liable in his individual capacity for any error of judgment, or mistake of law or fact, or act or failure to act, except such as may be attributable to his bad faith or reckless indifference to the purpose of this voting trust or the interests of the Beneficiaries, and in voting stock held in the voting trust, no Trustee shall incur any responsibility except for such Trustee’s individual malfeasance.  The Trustees shall not be liable for any failure to diversify the assets of the trust nor shall the Trustees be liable for any failure to sell any securities of the Company if an offer is made to purchase such securities, even if such offer would be acceptable to the holders of Trust Certificates, if in the exercise of the Trustees’ sole and absolute discretion  and good faith judgment they believe the retention of such securities is justified.  If the Trustees become parties to litigation involving the voting trust in either their individual or their fiduciary capacities, the Trustees shall be entitled to employ attorneys of their own selection and to be reimbursed by the voting trust in the manner provided in Section 3.3 for all reasonable costs, fees, and expenses incurred in such litigation unless and except to the extent, by reason of such litigation, damages are assessed against them in their individual capacities in connection with their voting of stock by reason of their individual malfeasance or otherwise by reason of their bad faith or reckless indifference to the purpose of this voting trust of the interests of the Beneficiaries.  No Trustee shall be required to give or file any bond in order to qualify or continue as a Trustee hereunder, unless the giving of that bond be directed by the Trustees, in which event the cost of the bond shall be considered and treated as an expense of the trust.

Section 3.9.           Manner of Acting by Trustees.  All actions taken by the Trustees in their capacities as Trustees pursuant to this Agreement shall be taken by majority vote of all the Trustees in accordance with rules established by such majority.  Any determination by the Trustees may be communicated by written instrument executed by two Trustees.  In the event of an even division between the Trustees as to the voting of the shares held under this Agreement on any issue,  the vote of such shares shall be divided equally among the Trustees.  A Trustee may vote in person or by proxy on any action required to be taken pursuant to this Agreement.  Meetings of the Trustees may be called by any Trustee by depositing notice of the date, time and place of the meeting in the mail properly addressed to the remaining Trustees at least 5 days prior to the scheduled date of the meeting; however, action of the Trustees may be taken by informal action without the necessity of a formal meeting.

ARTICLE IV
RESIGNATION AND REPLACEMENT OF A TRUSTEE

Section 4.1.           Number.  It is the direction of the Depositors that there shall always be three (3) individual Trustees.

Section 4.2.           Resignation.  The Trustees (and any Successor Trustees, as defined below) may at any time resign by mailing to the other Trustees, the Beneficiaries and the Secretary of the Company a written resignation, to take effect 10 days thereafter or upon the prior acceptance thereof. A resignation mailed to the Trustees and the Secretary of the Company shall be effective notwithstanding that not all Beneficiaries are notified of the resignation.  A Trustee shall be deemed to have resigned if either of the following should occur:

(a)           upon any adjudication of his partial or total incapacity and the judicial appointment of a guardian or conservator of either his person or his estate; or

(b)           upon the receipt by any other Trustee then serving as such, of a written certificate signed by two licensed, board certified medical doctors, each of whom certifies that he or she has examined the individual and has concluded in his or her professional opinion that the individual has become unable to act rationally and prudently in making decisions normally required of controlling shareholders of business entities comparable to the Company, and each of whom further certifies that such condition of the individual is likely to continue for a substantial or indefinite period of time.

Section 4.3.           Replacement.  In the event a Trustee resigns or for any other reason is unable to continue to perform the duties required by this Agreement, a replacement Trustee shall be selected by the following procedure:

(a)           Each Trustee shall have the power to name and appoint an individual to succeed such Trustee in office as a successor trustee (each, a “Successor Trustee”), and  may revoke an appointment at any time prior to the time the Successor Trustee takes office.  Any such designation or revocation shall be made in a written instrument signed and acknowledged by said Trustee and deposited with the other Trustees and the Secretary of the Company prior to his death or resignation.  In the event of inconsistent designations, the designation in the document bearing the last execution date shall control and be deemed to revoke any prior designation. To qualify as Successor Trustee, an individual must meet the officer and shareholder qualifications that a successor trustee of the Family Trust must meet under the terms of the First Amendment dated November 13, 1980 to the Family Trust, which are incorporated herein by reference and made a part hereof. An individual must be so qualified at the time the individual becomes a Successor Trustee and must remain so qualified to maintain his Trusteeship as a Successor Trustee.  (The original Trustees named in the first paragraph of this Agreement are not subject to this requirement.) A Trustee, whether original or a Successor Trustee, may name the Trustee’s own Successor Trustee at any time and, in the manner provided above,  may revoke the document naming such Successor Trustee prior to the Successor Trustee taking office with or without substituting a new Successor Trustee.

(b)           In the event an office of one of the Trustees is vacant and the prior Trustee in such office has not chosen an individual Successor Trustee, then the other two Trustees shall select the third Trustee who shall be deemed to be a Successor Trustee hereunder. If the other two Trustees cannot agree on a successor, then the Beneficiaries, pursuant to an affirmative vote by Beneficiaries holding Trust Certificates representing a majority of the shares held in trust under this Agreement, shall select the third Trustee.  In the event there is only one Trustee in office, then such sole Trustee shall name two other individuals who shall each become a Successor Trustee.

(c)           In the event that there should be no individual Trustee in office, then the Beneficiaries, pursuant to an affirmative vote by Beneficiaries holding Trust Certificates representing a majority of the shares held in trust under this Agreement, shall elect three Successor Trustees.  Any Beneficiary may call for a meeting of the Beneficiaries for this purpose by mailing a written notice of the place, date, and time of the meeting to each Beneficiary at least 10 days prior to the scheduled date of the meeting.

Section 4.4.           Successor Trustees.  The rights, powers, and privileges of the Trustees named hereunder shall be possessed by Successor Trustees(s), with the same effect as though the successors had originally been parties to this Agreement.  The word “Trustees,” as used in this Agreement, means the Trustees or any Successor Trustees acting hereunder.

ARTICLE V
TERM OF THE TRUST:  RIGHTS ON TERMINATION

Section 5.1.           Term.   The voting trust created under this Agreement shall commence as of the date of this Agreement and unless sooner terminated shall continue until the last death of the issue of Cloud L. Cray, Sr. living on April 4, 1975, which issue    are identified in Exhibit B to this Agreement.

Section 5.2.           Termination.  The voting trust created under this Agreement and the Agreement shall terminate prior to expiration of its stated term as to a class of stock held under this Agreement upon the first to occur of the following events:

(a)           if a majority of the Trustees feel that it to be in the best interest of the intent of the Depositors in establishing the voting trust, upon the written consent of a majority of the Trustees;

(b)           upon the written consent of Beneficiaries holding Trust Certificates representing 90% of all of the shares of such class of stock held in trust under this Agreement; or

(c)           upon the distribution of all shares of Company stock and other property held by the Trustee under this Agreement pursuant to Section 2.3 or 2.4, or the sale of all the shares of Company Stock.

Section 5.3.           Effect of Termination.  Upon termination of this Agreement, the Trustees shall promptly mail written notice of the termination to the registered owners of the Trust Certificates at the addresses appearing in the business records of the Trustees.  After the date specified in this notice (which date shall be fixed by the Trustees), the Trust Certificates shall cease to have any effect, and the holders  of the Trust Certificates shall have no further rights under this Agreement other than to receive certificates for shares of stock of the Company or other property distributable under the terms hereof upon the surrender of their respective Trust Certificates.

Section 5.4.           Delivery of Stock Certificates.  Following termination of this Agreement , upon surrender of the Trust Certificates, duly endorsed in blank by the registered owner thereof, and payment to the Trustees of the costs, expenses, and disbursements incurred by the Trustees in administration of this Agreement, the Trustees shall, within 30 days of receipt of those Trust Certificates, deliver, or cause to be delivered to the registered owner thereof share certificates in the Company equal to the number of shares represented by the surrendered Trust Certificates.

ARTICLE VI
AMENDMENT

The Trustees shall have the power to amend this Agreement in accordance with this Article VI.  After an amendment has been approved by a majority of the Trustees, notice of the amendment shall be given to the Beneficiaries and if, within a period of 120 days from the giving of the notice, Beneficiaries holding Trust Certificates representing two-thirds (66 2/3%) (or 90% in the case of an amendment seeking to reduce either the term of the voting trust or the percentage requirement in Section 5.2(b) or seeking to amend this Article VI) of the aggregate number of shares of each class represented by the Trust Certificates shall file with the Trustees written notice of their consent to the amendment, then the amendment shall become effective and shall be binding upon all parties to this Agreement, and all of them shall be finally and conclusively deemed to have assented to the amendment whether they receive actual notice or not, and this Agreement shall be modified accordingly.  For so long as the Family Trust is in existence, it shall be deemed the sole Beneficiary of the Trust Certificates held by it for all purposes under this Agreement, and the consent of the majority of the trustees of the Family Trust shall be the only consent that shall be required with respect to such Trust Certificates for any such amendment.

ARTICLE VII
MISCELLANEOUS

Section 7.1.           Notice.  Any and all notices to the Beneficiaries herein provided for shall be in writing and may be personally delivered or shall be given by mailing the notice by first-class mail, postage prepaid, to the address of  the person or corporation to whom that notice is given, as shown upon the records of the Trustees.  Any notice may be waived by written document to that effect.  Notice of any meeting will be deemed waived by all attending the meeting.  The Depositors have provided the Trustees with the initial notice address of the initial Beneficiary and other information relating to the administration of this Agreement.

Section 7.2.           Severability.  If any provision of the Agreement shall under any circumstances be deemed invalid or inoperative to any extent, it is agreed and understood that this invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the provision or provisions deemed invalid and inoperative, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 7.3.           Governing Law.  The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Kansas.

Section 7.4.           Beneficiaries Have Shareholder Inspection Rights in the Company.  During the term of this Agreement, the Beneficiaries shall retain all shareholder inspection and copying rights authorized by the law of the state in which the Company is incorporated.  In the event the Company refuses a copy or inspection request by a Beneficiary on the grounds that the Beneficiary is not the record owner of shares, the Trustees hereby agree to make the identical request to the Company, provided that the Beneficiary agrees to reimburse the Trustees for any expenses or costs incurred by the Trustees in connection with this request.

Section 7.5.           Beneficiaries’ Inspection Rights of Trustees’ Books.  During the terms of this Agreement, the Beneficiaries shall have the rights at any time during normal business hours to inspect and copy the records of the Trustees with respect to this Agreement upon giving two business days advance written notice of the request to the Trustees.

Section 7.6.           Interpretation.  In construing the Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.  The words “includes” and “including” are used as words of illustration and not of limitation.

Section 7.7.           Counterparts of this Agreement.  This Agreement shall be executed in counterparts by the Depositors and the original Trustees, as originally constituted.  At least one of the counterparts and a copy of all amendments to this Agreement shall be retained by the Trustees at all times and one of the counterparts and a copy of all amendments to this Agreement shall be filed with the secretary of the Company.

Section 7.8.           Binding Effect.  This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

               IN WITNESS WHEREOF, the parties have hereunto affixed their signatures and seals as of the day and year first above written.

Depositors:	Trustees:

/s/ Cloud L. Cray, Jr.	/s/ Cloud L. Cray, Jr.

Cloud L. Cray, Jr., as trustee of the Cray Family Trust U/T/A dated April 4, 1975, as amended by a First Amendment dated November 13, 1980.	Cloud L. Cray, Jr., as Trustee of the MGP Ingredients, Inc. Voting Trust

/s/ Richard B. Cray	/s/ Richard B. Cray

Richard B. Cray, as trustee of the Cray Family Trust U/T/A dated April 4, 1975, as amended by a First Amendment dated November 13, 1980.	Richard B. Cray, as Trustee of the MGP Ingredients, Inc. Voting Trust

/s/ Laidacker M. Seaberg	/s/ Laidacker M. Seaberg

Laidacker M. Seaberg, as trustee of the Cray Family Trust U/T/A dated April 4, 1975, as amended by a First Amendment dated November 13, 1980.	Laidacker M. Seaberg, as Trustee of the MGP Ingredients, Inc. Voting Trust

The undersigned, a designated beneficiary of the Family Trust, hereby consents to the foregoing MGP Ingredients, Inc. Voting Trust and to the deposit  thereunder of Shares of stock of the Company held by the Family Trust.

Young Men’s Christian Association,
Atchison Kansas

By:	/s/ James L. Taylor
Name:
Title: President

STATE OF KANSAS)
) ss:
COUNTY OF ATCHISON	)

On this 16th day of November, 2005, at my office in said County and State, before me, the undersigned, a notary public, personally appeared CLOUD L. CRAY, JR., to me personally known and known to me to be the same person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed and in his capacities as Depositor and Trustee of the MGP Ingredients, Inc. Voting Trust and as trustee of the Family Trust.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/ Marta L. Myers
Notary Public

My Commission Expires:  12-7-05

STATE OF MISSOURI	)
) ss:
COUNTY OF JACKSON	)

On this 30th day of  January, 2006, at my office in said County and State, before me, the undersigned, a notary public, personally appeared RICHARD B. CRAY, to me personally known and known to me to be the same person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed and in his capacities as Depositor and Trustee of the MGP Ingredients, Inc. Voting Trust and as trustee of the Family Trust.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/ Nelda M. Frank
Notary Public

My Commission Expires: Sept. 18, 2009

STATE OF KANSAS)
) ss:
COUNTY OF ATCHISON	)

On this 16th day of November, 2005, before me at my office in said County and State, personally appeared LAIDACKER M. SEABERG, to me personally known and known to me to be the same person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed and in his capacities as Depositor and Trustee of the MGP Ingredients, Inc. Voting Trust and as trustee of the Family Trust.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/ Marta L. Myers
Notary Public

My Commission Expires: 12-7-05

STATE OF Kansas	)
	)	ss.
COUNTY OF Atchison	)

On this 16th day of November , 2005, before me, a Notary Public in and for said state, personally appeared James L. Taylor, who stated that he is the President of the Young Men’s Christian Association, Atchison Kansas, a Kansas corporation, known to me to be the person who executed the within instrument on behalf of said corporation and acknowledged to me that he executed the same for the purposes therein stated.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

Marta L. Myers
Notary Public in and for said County and State

My Commission Expires:    12-7-05

EXHIBIT A

No.	Shares

TRUST CERTIFICATE

              (or his predecessor in interest) has deposited with the undersigned Trustees                shares of               stock of MGP Ingredients, Inc. (f/k/a Midwest Grain Products, Inc. and Midwest Solvents Company, Inc.), a Kansas corporation (the “Company”).

This stock was deposited and this certificate is issued under and pursuant to the terms of that certain Voting Trust Agreement dated as of November          , 2005 relating to the MGP Ingredients, Inc. Voting Trust and now on file with the undersigned Trustees, and the successive holders of this Trust Certificate are entitled to the rights, benefits, and privileges and this Trust Certificate is subject to the terms, provisions, and conditions of the above-mentioned Voting Trust Agreement.

This certificate is transferable only on the books of the Trustees.  The Trustees named in the Voting Trust Agreement and any successor Trustees, at all times and for all purposes and irrespective of notice to the contrary, may regard the registered holder(s), as the name of such registered holder(s) appears on the books of the Trustees, as the sole owner(s )of all rights hereunder.

This certificate is a non-registered security and can only be transferred upon registration or with an opinion of counsel satisfactory to the Company and its legal counsel to the effect that a proposed transfer of the certificate will not violate any applicable federal or state securities laws.

Dated at         ,        , this      day of      , 200       .

(Trustees of the MGP Ingredients, Inc. Voting Trust)

REVERSE SIDE

For value received, the undersigned hereby sells, assigns and transfers unto               all his interest in the          stock of MGP Ingredients, Inc. (f/k/a Midwest Grain Products, Inc. and Midwest Solvents Company, Inc.), a Kansas corporation (the “Company”) evidenced by the within Trust Certificate and all other rights represented thereby, subject to the Voting Trust Agreement dated as of November     , 2005, and hereby authorizes the Trustees to transfer this certificate on the books of the Trustees(s) and to issue to the assignee, in lieu thereof, a new certificate or certificates in accordance with this assignment and with said Agreement.

Dated     , 200    .

IN THE PRESENCE OF:

(SEAL)